Agree Realty Corporation Reports Operating Results For The Third Quarter 2012

FARMINGTON HILLS, Mich., Oct. 29, 2012 /PRNewswire/ --

THIRD Quarter 2012 Highlights:

  Increased funds from operations for the quarter by 10%, year over year
  Increased adjusted funds from operations for the quarter by  13%, year over year
  Increased total revenues for the quarter by 20%, year over year
  Acquired seven net leased properties for $22 million
  Reduced Kmart annualized base rentals by 29% during 2012
  Retenanted and disposed of remaining former Borders assets
  Increased portfolio occupancy to 98%
  Initiated quarterly earnings conference calls
  Paid $0.40 per share quarterly dividend on October 9, 2012

Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended September 30, 2012. Third quarter funds from operations (FFO) increased to $6,052,000 compared with FFO, as adjusted, for the third quarter of 2011 of $5,481,000. FFO per diluted share for the third quarter of 2012 was $0.52 compared with FFO per diluted share, as adjusted, of $0.55 for the third quarter of 2011. The decrease in FFO per share was primarily due to the increase in the weighted average shares outstanding as the result of the common share offering in January 2012.

Third quarter adjusted funds from operations (AFFO) increased to $6,227,000 compared with AFFO, as adjusted, of for the third quarter of 2011 of $5,505,000. AFFO per diluted share for the third quarter of 2012 was $.54 compared to AFFO per diluted share, as adjusted, of $.55 for the third quarter of 2011.

Net income for the third quarter of 2012 increased to $4,025,000, or $0.35 per diluted share, compared to net loss for the third quarter of 2011 of $(1,855,000), or $(.19) per share. Total revenues increased by $1,552,000 to $9,279,000, compared with total revenues of $7,727,000 in the third quarter of 2011.

For the nine months ended September 30, 2012, FFO was $17,283,000 compared with FFO, as adjusted, for the nine months ended September 30, 2011 of $17,230,000. FFO per diluted share for the nine months ended September 30, 2012 was $1.51 compared with FFO per diluted share, as adjusted, of $1.72 for the nine months ended September 30, 2011. FFO and FFO per share were impacted by the increase in the weighted average shares outstanding as the result of the common share offering in January 2012, the disposition of various non-core properties and the impact of the Borders bankruptcy in February 2011.

For the nine months ended September 30, 2012, AFFO increased to $17,869,000 compared with AFFO, as adjusted, of for the nine months ended September 30, 2011 of $17,615,000. AFFO per diluted share for the nine months of 2012 was $1.57 compared to AFFO per diluted share, as adjusted, of $1.77 for the nine months of 2011.

For the nine months ended September 30, 2012, net income increased to $13,857,000, or $1.21 per diluted share, compared with net income for the comparable period last year of $6,668,000, or $.67 per diluted share. Total revenues increased 10.7% to $26,472,000 compared with total revenues of $23,924,000 for the comparable period last year.

"I am pleased to report positive operating results for the quarter. We continue to execute on our goals of both expanding and diversifying our portfolio. Our growth in total revenues and funds from operations are indicative of our efforts as they both increased by double digits over the comparable quarters," said Joey Agree, President and Chief Operating Officer. "During the quarter, we increased our portfolio occupancy to 98%, closed on the sale of three non-core properties, retenanted the remainder of our former Borders assets, commenced two developments and closed on a significant number of attractive acquisitions."

More information about the Company's calculations of FFO and AFFO, as well as reconciliations of net income (in accordance with generally accepted accounting principles) to FFO, FFO, as adjusted, AFFO, and AFFO, as adjusted, is included in the financial tables accompanying this press release. For 2011, the Company calculated FFO, as adjusted, and AFFO, as adjusted, which exclude from FFO and AFFO, respectively, certain non-recurring gain items that the Company does not believe are reasonably likely to occur within two years.

Acquisitions

The Company acquired seven retail properties during the third quarter for approximately $22 million. The single tenant properties acquired are net leased to Wawa in Clifton Heights, Pennsylvania, Newark, Delaware and Vineland, New Jersey, Goodyear Tire & Rubber Company in Fort Mill, South Carolina, Family Dollar in Spartanburg, South Carolina, AutoZone in Springfield, Illinois, and USAA in Jacksonville, North Carolina.

Development Activity

In May 2012 the Company closed on the acquisition of a parcel of land in Kissimmee, Florida for the development of a Wawa convenience store. Wawa is an industry leader in the gas and convenience store sector. Rent under the ground lease is expected to commence in the first quarter of 2013. In August 2012, the Company closed on the acquisition of a parcel of land in Pinellas Park, Florida to be developed for Wawa under a ground lease with the Company. Rent is anticipated to commence in the first quarter of 2013. In addition, the Company announced that it closed on the acquisition of a parcel of land in Casselberry, Florida for development expected to be completed by the third quarter of 2013.

In May 2012, the Company closed on the acquisition of a land parcel in Venice, Florida to ground lease to JPMorgan Chase Bank. Chase is constructing a retail bank branch on the site and rent is anticipated to start during the fourth quarter of 2012.

Construction activity continues at the Rancho Cordova, California property being developed for Walgreens with rent expected to commence in the second quarter of 2013. The expansion of Miner's Super One Foods at the Company's Ironwood Commons Center was completed during the third quarter of 2012. Miner's expects to open in the fourth quarter of 2012.

Dispositions

The Company sold three non-core assets during the third quarter. Aggregate proceeds from the dispositions were approximately $9,100,000. The dispositions included the former Borders location in Columbus, Ohio for approximately $1,700,000 in September 2012 as well as two Kmart anchored shopping centers: Plymouth Commons in Plymouth, Wisconsin and Shawano Plaza in Shawano, Wisconsin for approximately $7,400,000 in August 2012. These Kmart anchored shopping centers were located in tertiary markets and were identified as having limited future opportunities due to trade area dynamics and demographic trends. The sale of the two Kmart anchored shopping centers, combined with the sale of Charlevoix Commons shopping center in June 2012, reduced the Company's annualized revenues attributable to Kmart by approximately 29%.

Portfolio

At September 30, 2012, the Company's portfolio consisted of 96 properties located in 25 states with a total of 3.1 million square feet of gross leasable space. The portfolio was approximately 98% leased at the end of the quarter. Total assets were $332,678,000.

The Company's construction in progress balance totaled approximately $13,595,000 at September 30, 2012.

Major Tenants

The following is a breakdown of base rents in effect at September 30, 2012 for each of the Company's major tenants:

Tenant	Annualized Base Rent	Percent of Total Base Rent
Walgreens	$ 11,494,744	33%
Kmart	2,748,691	8%
CVS	2,463,490	7%
Total	$ 16,706,925	48%

The Company announced the execution of a lease with HomeGoods for the building formerly occupied by Borders in Monroeville, Pennsylvania. HomeGoods, a subsidiary of The TJX Companies, is an industry leading home furnishing retailer with over 400 stores across the United States. The Company anticipates rent commencement in the third quarter of 2013. In addition, the Company entered into a lease with the City of Lawrence for the former Borders location in Lawrence, Kansas. Rent commences in the fourth quarter of 2012.

Annualized Base Rent of Properties

The following is a breakdown of base rents in effect at September 30, 2012 for each type of retail tenant:

Type of Tenant	Annualized Base Rent	Percent of Base Rent
National	$ 30,828,987	87%
Regional	$ 3,259,723	9%
Local	$ 1,202,215	3%
Total	$ 35,290,925	100%

Lease Expirations

The following table, as of September 30, 2012, sets forth lease expirations for the next 10 years for the Company's portfolio, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

Expiration Year	Number of Leases Expiring	Gross Leasable Area		Annualized Base Rent
		Square Footage	Percent of Total	Amount	Percent of Total

2012	1	1,836	0.1%	$ 15,147	0.0%
2013	14	295,786	9.7%	1,038,577	2.9%
2014	19	294,017	9.7%	1,489,933	4.2%
2015	20	501,234	16.5%	2,469,222	7.0%
2016	15	108,341	3.6%	1,009,807	2.9%
2017	11	88,929	2.9%	1,692,145	4.8%
2018	10	134,841	4.4%	1,700,824	4.8%
2019	7	85,170	2.8%	1,820,559	5.2%
2020	6	128,591	4.2%	1,536,778	4.4%
2021	10	190,078	6.2%	3,239,185	9.2%
Thereafter	60	1,216,742	39.9%	19,278,748	54.6%
Total	173	3,045,565	100.0%	$35,290,925	100.0%

Capital Markets/Balance Sheet

The Company assumed approximately $8,580,000 of mortgage debt in conjunction with the acquisition of the portfolio of three Wawa stores. The interest only mortgage debt matures in June 2016 and carries a 6.56% interest rate.

The Company's debt to total enterprise value was approximately 29% as of September 30, 2012. Enterprise value is calculated as the sum of mortgages payable and notes payable and the market value of the Company's outstanding shares of common stock, assuming conversion of operating partnership units.

Dividend

The Company paid a cash dividend of $0.40 per share on October 9, 2012 to shareholders of record on September 28, 2012. The dividend is equivalent to an annualized dividend of $1.60 per share and represents a payout ratio of 77% of FFO for the quarter.

Outstanding Shares and Operating Partnership Units

For the three and nine months ended September 30, 2012, the Company's fully diluted weighted average shares outstanding were 11,238,930 and 11,082,730. The basic weighted average shares outstanding for the three and nine months ended September 30, 2012 were 11,185,864 and 11,032,857.

The Company's assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of September 30, 2012, there were 347,619 operating partnership units outstanding and the Company held a 97.05% interest.

Initial Conference Call/Webcast

Agree Realty Corporation will host a live broadcast of its third quarter 2012 conference call on Tuesday, October 30, 2012 at 9:00 a.m. eastern time, to discuss its financial and operating results. The live broadcast will be available online at: http://www.videonewswire.com/event.asp?id=90088 and also by telephone at USA Toll Free: 1-800-860-2442, International:1-412-858-4600, and Canada Toll Free:1-866-605-3852. A replay will be available shortly after the call by telephone at US Toll Free:1-877-344-7529/Conference #10019772 or International Toll:1-412-317-0088/Conference #10019772 until January 31, 2013.

About Agree Realty Corporation

Agree Realty Corporation is primarily engaged in the acquisition and development of single tenant properties leased to industry leading retail tenants. The Company currently owns and operates a portfolio of 97 properties, located in 25 states and containing approximately 3.1 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC."

Forward-Looking Statements

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2011. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company's home page on the Internet at http://www.agreerealty.com.

Agree Realty Corporation Operating Results (in thousands, except per share amounts) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Minimum rents	$ 8,722	$ 7,129	$ 24,698	$ 21,205
Percentage rent	-	-	23	22
Operating cost reimbursements	542	570	1,691	1,691
Development fee income	-	-	-	895
Other income	15	28	60	111
Total Revenues	9,279	7,727	26,472	23,924
Expenses:
Real estate taxes	395	477	1,364	1,430
Property operating expenses	254	305	811	910
Land lease payments	106	181	468	540
General and administration	1,317	1,090	4,153	4,052
Depreciation and amortization	1,659	1,553	4,845	4,099
Impairment charge	-	600	-	600
Total Operating Expenses	3,731	4,206	11,641	11,631
Income from Operations	5,548	3,521	14,831	12,293
Other Income (Expense)
Interest expense	(1,344)	(970)	(3,626)	(2,885)
Gain on extinguishment of debt	-	2,360	-	2,360
Income Before Discontinued Operations	4,204	4,911	11,205	11,768
Gain (Loss) on sale of asset from discontinued operations	(321)	-	1,747	-
Income (Loss) from discontinued operations	142	(6,766)	905	(5,100)
Net Income (Loss)	4,025	(1,855)	13,857	6,668
Net income (loss) attributable to non-controlling interest	118	(61)	414	229
Net Income (Loss) Attributable to Agree Realty Corporation	3,907	(1,794)	13,443	6,439
Other Comprehensive Income (Loss), Net of $(5), $1, $(20) and $1
Attributable to Non-Controlling Interest	(172)	21	(684)	33
Total Comprehensive Income (Loss) Attributable to Agree Realty Corporation	$ 3,735	$ (1,773)	$ 12,759	$ 6,472
Basic Earnings (Loss) Per Share
Continuing operations	$ 0.37	$ 0.49	$ 0.99	$ 1.18
Discontinued operations	(0.02)	(0.68)	0.23	(0.51)
	$ 0.35	$ (0.19)	$ 1.22	$ 0.67
Dilutive Earnings (Loss) Per Share
Continuing operations	$ 0.37	$ 0.49	$ 0.98	$ 1.18
Discontinued operations	(0.02)	(0.68)	0.23	(0.51)
	$ 0.35	$ (0.19)	$ 1.21	$ 0.67
Weighted Average Number of Common Shares Outstanding - Basic	11,186	9,636	11,033	9,633
Weighted Average Number of Common Shares Outstanding - Dilutive	11,239	9,667	11,083	9,669

Agree Realty Corporation Funds from Operations (in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Reconciliation of Funds from Operations to Net Income: (1)
Net income (loss)	$ 4,025	$ (1,855)	$ 13,857	$ 6,668
Depreciation of real estate assets	1,393	1,538	4,274	4,502
Amortization of leasing costs	26	188	78	241
Amortization of lease intangibles	287	170	821	379
Impairment charge		13,500		13,500
(Gain) Loss on sale of assets	321	-	(1,747)	-
Funds from Operations	$ 6,052	13,541	$ 17,283	25,290
Gain on extinguishment of debt		(2,360)		(2,360)
Deferred revenue recognition		(5,700)		(5,700)
Funds from Operations, as adjusted	$ 6,052	$ 5,481	$ 17,283	$ 17,230
Funds from Operations Per Share - Dilutive	$ 0.52	$ 1.35	$ 1.51	$ 2.52
Funds from Operations Per Share - Dilutive, as adjusted	$ 0.52	$ 0.55	$ 1.51	$ 1.72
Weighted Average Number of Common Shares Outstanding - Dilutive	11,587	10,014	11,430	10,017

Adjusted Funds from Operations (in thousands, except per share amounts) (Unaudited)

Reconciliation of Adjusted Funds from Operations to Net Income: (1)
Net income (loss)	$ 4,025	$ (1,855)	$ 13,857	$ 6,668
Cumulative adjustments to calculate FFO	2,027	15,396	3,426	18,622
Funds from Operations	6,052	13,541	17,283	25,290
Straight-line accrued rent	(197)	(77)	(498)	(149)
Deferred revenue recognition	(116)	(5,955)	(348)	(6,300)
Stock based compensation expense	412	323	1,236	1,042
Amortization of financing costs	79	33	199	92
Capitalized building improvements	(3)	-	(3)	-
Adjusted Funds from Operations	$ 6,227	7,865	$ 17,869	19,975
Gain on extinguishment of debt		(2,360)		(2,360)
Adjusted Funds from Operations, as adjusted	$ 6,227	$ 5,505	$ 17,869	$ 17,615
Adjusted Funds from Operations Per Share - Dilutive	$ 0.54	$ 0.79	$ 1.57	$ 2.00
Adjusted Funds from Operations Per Share - Dilutive, as adjusted	$ 0.54	$ 0.55	$ 1.57	$ 1.77

Supplemental Information:
Scheduled principal repayments	$ 802	$ 784	$ 2,329	$ 2,805

(1) FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In addition, NAREIT has recently clarified the computation of FFO to exclude impairment charges on depreciable property. Management has restated FFO for prior periods presented accordingly. Management uses FFO as a supplemental measure to conduct and evaluate the Company's business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company's operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Adjusted Funds from Operations ("AFFO") is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO for certain non-cash items that reduce or increase net income in accordance with GAAP. AFFO should not be considered an alternative to net earnings, as an indication of the company's performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers AFFO a useful supplemental measure of the company's performance. The company's computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation Consolidated Balance Sheets (in thousands) (Unaudited)
	September 30,	December 31,
	2012	2011
Assets:
Land	$ 124,703	$ 108,673
Buildings	220,083	229,821
Accumulated depreciation	(57,404)	(68,590)
Property under development	13,595	1,580
Cash and cash equivalents	543	2,003
Restricted cash	3,281	-
Accounts receivable	1,394	802
Deferred costs, net of amortization	24,054	18,692
Other assets	2,429	963
Total Assets	$ 332,678	$ 293,944
Liabilities
Mortgages payable	$ 69,572	$ 62,854
Notes payable	54,840	56,444
Deferred revenue	2,047	2,394
Dividends and distributions payable	4,712	4,071
Other liabilities	3,992	5,957
Total Liabilities	135,163	131,720
Stockholder's Equity
Common stock (11,436,044 and 9,851,914 shares)	1	1
Additional paid-in capital	217,348	181,070
Deficit	(21,199)	(20,919)
Accumulated other comprehensive income (loss)	(1,290)	(607)
Non-controlling interest	2,655	2,679
Total Stockholder's Equity	197,515	162,224
	$ 332,678	$ 293,944

CONTACT: Alan D. Maximiuk, Chief Financial Officer, +1-248-737-4190